Ford

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD ACHIEVES FIRST CAR SALES INCREASE SINCE 1999

•	Ford Motor Company's December U.S. sales totaled 267,881, down 9 percent compared with a year ago. Full year sales totaled 3.17 million, down 5 percent.
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Full year car sales totaled 1.04 million, up 2 percent compared with a year ago as consumer awareness and demand for new Ford, Mercury and Lincoln cars accelerates. December sales of Ford Fusion, Mercury Milan and Lincoln Zephyr were 33 percent higher than previous month.

•	Full year CUV sales climbed 28 percent; Ford will introduce two more CUVs in 2006.
•	Ford's F-Series truck is America's best selling vehicle for the 24th year in a row as full year sales eclipse 900,000 for the second year in a row.
•	Land Rover achieves record monthly and full year sales.

DEARBORN, Mich., January 4 - Ford Motor Company achieved its first full year increase in car sales since 1999. Full year 2005 car sales totaled 1.04 million, up 2 percent from a year ago. Growing consumer awareness and demand for the company's new mid-size sedans (Ford Fusion, Mercury Milan and Lincoln Zephyr) built on the success of new cars launched in late 2004 -- the Ford Five Hundred and Mercury Montego sedans and Ford Mustang.

Combined sales for the Ford Fusion, Mercury Milan and Lincoln Zephyr in December were 11,808, up 33 percent from November. The cars were introduced in October.

"Consumer response to our new mid-size sedans has exceeded our expectations," said Steve Lyons, Ford group vice president, North America Marketing, Sales, and Service. "We're confident we can build on our car sales success in 2006."

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Consumer demand also continues to grow for the Ford Five Hundred and Mercury Montego full-size sedans. December sales for the Five Hundred were 45 percent higher than a year ago and Montego sales were 87 percent higher. In their first full year, Five Hundred sales totaled 107,932 and Montego sales totaled 27,007.

Although Mustang sales declined in December, full year sales for the legendary pony car were 160,975, up 24 percent compared with full year 2004.

Sales of CUVs (crossover utility vehicles) were up 28 percent in 2005 - outpacing overall growth in the U.S. auto industry's hottest segment. The company's gains in this category were paced by the new Ford Freestyle and Mercury Mariner, which were introduced in late 2004. In December, Freestyle sales were up 66 percent and Mariner sales were up 10 percent. In their first full year, Freestyle sales totaled 76,739 and Mariner sales totaled 34,099. The company's CUV products also include the Ford Escape, America's best-selling CUV, and Volvo's XC70 and XC90.

Later this year, Ford will add two more CUVs - the Ford Edge and the Lincoln MKX.

"CUV sales growth will continue to outpace all other categories in the U.S. auto market between now and the end of the decade," said Lyons. "We believe we are in a great position to meet the needs of an increasing number of consumers with our new cars and CUVs."

Ford dealers delivered over 900,000 F-Series trucks in 2005 marking the first time in over 30 years any product has posted back-to-back sales years above this milestone. For the full year, F-Series sales totaled 901,463 - the third best year in the 57-year history of the product. In 2004, F-Series sales were a record 939,511. Ford's F-Series has been the best-selling vehicle, car or truck, for 24 years in a row and the best-selling truck for 29 years in a row.

Land Rover dealers reported record monthly and full year sales. December sales were 6,913, up 26 percent and full year sales were 46,175, up 30 percent. Land Rover's record sales were paced by two all-new models - Range Rover Sport and LR3.

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